Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF 2013

Syracuse, New York — (Business Wire) — November 5, 2013 — Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) today announced financial results for the third quarter ended September 29, 2013.

Highlights for the third quarter of 2013 versus the third quarter of 2012 include:

▪	Restaurant sales were $168.3 million compared to $169.5 million in the prior year and decreased 0.7% due to eight fewer restaurants in operation;

▪
Comparable restaurant sales increased 0.4% compared to a 6.2% increase in the prior year period, marking nine consecutive quarters of positive comparable restaurant sales growth. Comparable restaurant sales increased 0.6% at legacy restaurants and increased 0.2% at the restaurants acquired in May 2012;

▪
Net loss from continuing operations was $2.8 million, or $0.12 per diluted share, compared to a net loss from continuing operations of $6.3 million, or $0.28 per diluted share, in the prior year period;

▪
Net loss from continuing operations included a charge of $1.1 million ($0.03 per diluted share after tax) related to impairment charges. Net loss from continuing operations in the prior year period included integration costs related to the acquisition and costs related to the EEOC litigation settled in early 2013, which were approximately $5.3 million in total ($0.14 per diluted share after tax); and

▪
Adjusted EBITDA, a non-GAAP measure, increased 10% to $10.1 million from $9.2 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net loss from continuing operations in the tables at the end of this release).

As of September 29, 2013, Carrols owned and operated 564 BURGER KING® restaurants.

Daniel T. Accordino, Chief Executive Officer of Carrols Restaurant Group, Inc. said, “Our increased restaurant-level profitability and higher operating margins demonstrate our progress over the past year in improving operating performance at the acquired restaurants while continuing to maintain strong margins at our legacy restaurants. The contribution from the acquired restaurants was reflected in both an increase in Adjusted EBITDA and a reduction in our net loss from continuing operations versus the prior year period. In addition, comparable restaurant sales remained positive despite general weakness in consumer spending, heightened competition within the QSR segment, and a difficult 6.2% comparison to the prior year.”

Accordino concluded, “We have lowered our full year sales projection slightly to reflect our third quarter results. However, October sales trends have reaccelerated and we expect fourth quarter comparable restaurant sales to increase 2.0% to 2.5% as we finish the year.”

Third Quarter 2013 Financial Results

Restaurant sales decreased 0.7% to $168.3 million in the third quarter of 2013 compared to $169.5 million in the third quarter of 2012 due to eight fewer restaurants in operation at the end of the third quarter of this year. Comparable restaurant sales increased 0.4% on an overall basis including an increase of 0.6% at legacy restaurants and a 0.2% increase at acquired restaurants. Average check was 0.1% lower due to higher promotional activity but was more than offset by an increase in customer traffic of 0.5%.

Adjusted EBITDA, a non-GAAP measure, was $10.1 million in the third quarter of 2013, or 6.0% of restaurant sales, compared to $9.2 million in the third quarter of 2012, or 5.4% of restaurant sales. The improvement in Adjusted EBITDA margin reflected a 1.8% decrease in cost of sales (as a percentage of restaurant sales) due to favorable sales mix changes and performance improvements at both legacy and acquired restaurants, offset in part by the effect of higher promotional activity and commodity increases. A number of other restaurant operating costs were also favorably leveraged in the quarter due to cost improvements at the acquired restaurants.

General and administrative expenses were $8.7 million in the third quarter of 2013, or 5.2% of restaurant sales, compared to $9.3 million in the third quarter of 2012, or 5.5% of restaurant sales. Such expenses in 2012 included $1.9 million related to the EEOC litigation settled in early 2013 and $0.5 million of integration costs related to the acquisition.

Interest expense was $4.7 million in the third quarter of 2013 compared to $4.5 million in the third quarter of 2012.

Net loss from continuing operations in the third quarter of 2013 was $2.8 million, or $0.12 per diluted share, including impairment charges of $1.1 million, or $0.03 per diluted share after tax. Net loss from continuing operations in the third quarter of 2012 was $6.3 million, or $0.28 per diluted share, including integration costs related to the acquisition and EEOC litigation costs of $5.3 million in total, or $0.14 per diluted share after tax.

2013 Guidance

Carrols has updated its prior guidance for 2013 to the following:

▪	Total restaurant sales of $660 million to $665 million ($660 million to $680 million previously) including a comparable restaurant sales increase of 2.0% to 2.5% in the fourth quarter;

▪	A commodity cost increase of 1% to 2%;

▪	General and administrative expenses of approximately $36 million (excluding stock compensation costs);

▪	An effective income tax benefit of 42% to 45% including the carryover benefit for 2012 WOTC credits;

▪
Capital expenditures of approximately $50 million to $52 million ($45 million to $50 million previously) including $40 million to $42 million for remodeling 110 to 115 restaurants, 93 of which were completed during the first nine months of the year. Estimated remodeling expenditures include approximately $6.5 million for the relocation of two restaurants to new sites and for costs to scrape and completely rebuild four restaurants; and

▪	Approximately ten restaurant closures for the year (excluding the two restaurant relocations).

Conference Call Today
Daniel T. Accordino, Chief Executive Officer, and Paul Flanders, Chief Financial Officer, will host a conference call to discuss third quarter 2013 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 877-941-4774 or for international callers by dialing 480-629-9760. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4646528. The replay will be available until Tuesday, November 12, 2013. The call will also be webcast live from www.carrols.com under the investor relations section.

About the Company
Carrols Restaurant Group, Inc. is Burger King Corporation's largest franchisee, globally, with 564 BURGER KING® restaurants as of September 29, 2013 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Restaurant sales	$168,312	$169,471	$497,969	$377,025
Costs and expenses:
Cost of sales	51,125	54,456	152,626	119,455
Restaurant wages and related expenses	52,395	53,494	156,727	118,808
Restaurant rent expense (d)	11,779	12,209	35,357	25,824
Other restaurant operating expenses	26,973	28,820	80,756	60,684
Advertising expense	7,476	7,837	22,496	15,137
General and administrative expenses (b)	8,740	9,331	27,342	23,611
Depreciation and amortization (d)	8,536	7,695	24,990	18,537
Impairment and other lease charges	1,079	125	3,907	252
Other income	—	(236)	(185)	(236)
Total costs and expenses	168,103	173,731	504,016	382,072
Income (loss) from operations	209	(4,260)	(6,047)	(5,047)
Interest expense (d)	4,708	4,492	14,130	8,053
Loss on extinguishment of debt	—	—	—	1,509
Loss from continuing operations before income taxes	(4,499)	(8,752)	(20,177)	(14,609)
Benefit for income taxes (d)	(1,737)	(2,412)	(8,720)	(4,587)
Income from continuing operations	(2,762)	(6,340)	(11,457)	(10,022)
Income (loss) from discontinued operations, net of tax	—	(2)	—	42
Net loss	$(2,762)	$(6,342)	$(11,457)	$(9,980)

Diluted net income (loss) per share:
Continuing operations	$(0.12)	$(0.28)	$(0.50)	$(0.44)
Discontinued operations	$—	$—	$—	$—
Diluted weighted average common shares outstanding (c)	23,021	22,747	22,930	22,525

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended September 29, 2013 and September 30, 2012 each included thirteen and thirty nine weeks, respectively.

(b)
General and administrative expenses include stock-based compensation expense of $302 and $309 for the three months ended September 29, 2013 and September 30, 2012, respectively, and $899 and $588 for the nine months ended September 29, 2013 and September 30, 2012, respectively. General and administrative expenses for the nine months ended September 29, 2013 also included $85 of costs related to the Company's litigation with the EEOC that was settled in January 2013. General and administrative expenses for the three and nine months ended months ended September 30, 2012 also included $0 and $4,647, respectively, of expenses incurred in connection with the acquisition and integration of the Burger King restaurants from Burger King Corporation, and $1,938 and $2,707, respectively of costs related to the Company's litigation with the EEOC settled in early 2013.

(c)
Shares issuable for convertible preferred stock and non-vested restricted stock were not included in the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

(d)
In the fourth quarter of 2012, the Company finalized its allocation of the purchase price for the acquisition of 278 Burger King restaurants from Burger King Corporation, to the tangible and identifiable intangible assets acquired and liabilities assumed with the acquisition. Adjustments were primarily related to changes in the valuations in the preliminary appraisals of identifiable intangible assets, tangible assets, the Company's determination of the fair value of restaurant equipment and leasehold improvements and the valuation of favorable and unfavorable lease arrangements. The three and nine month information herein has been recast to reflect the impact of the fair value adjustments for the acquisition as if they had originally been recorded on May 30, 2012.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Restaurant Sales: (a)
Legacy restaurants	$94,307	$94,405	$275,383	$274,489
Acquired restaurants	74,005	75,066	222,586	102,536
Total restaurant sales	$168,312	$169,471	$497,969	$377,025
Change in Comparable Restaurant Sales (b)	0.4%	6.2%	0.7%	7.0%
Adjusted EBITDA (c)	10,126	9,207	23,834	21,684
Adjusted EBITDA margin (c)	6.0%	5.4%	4.8%	5.8%
Average Weekly Sales per Restaurant: (d)
Legacy restaurants	25,069	24,833	24,222	23,919
Acquired restaurants	21,008	20,804	20,901	21,061
Expenses - Legacy Restaurants: (e)
Cost of sales	29.7%	30.0%	29.7%	30.6%
Restaurant wages and related expenses	29.9%	29.5%	30.5%	30.7%
Restaurant rent expense	6.0%	6.2%	6.2%	6.3%
Other restaurant operating expenses	14.9%	14.7%	15.1%	15.0%
Advertising expense	4.3%	4.4%	4.3%	3.8%
Expenses - Acquired Restaurants: (e)
Cost of sales	31.2%	34.8%	31.8%	34.7%
Restaurant wages and related expenses	32.6%	34.2%	32.6%	33.7%
Restaurant rent expense	8.2%	8.5%	8.2%	8.3%
Other restaurant operating expenses	17.4%	19.9%	17.6%	19.0%
Advertising expense	4.7%	5.0%	4.8%	4.7%
Number of Restaurants:
Restaurants at beginning of period	566	574	572	298
New restaurants	—	—	—	—
Acquired restaurants	—	—	—	278
Closed restaurants	(2)	(2)	(8)	(4)
Restaurants at end of period	564	572	564	572

	At 9/29/2013	At 12/30/2012
Long-term Debt (f)	$160,705	$161,492
Cash (including $20 million of restricted cash)	33,317	58,290

(a)
Acquired restaurants represent the Burger King restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants other than the acquired restaurants.

(b)	Restaurants are generally included in comparable restaurant sales after they have been open or owned for 12 months.

(c)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net loss from continuing operations for further detail. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total restaurant sales.

(d)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(e)	Represents restaurant expenses as a percentage of sales for the respective group of restaurants.

(f)
Long-term debt (including current portion) at September 29, 2013 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,199 of lease financing obligations and $9,506 of capital lease obligations. Long-term debt (including current portion) at December 30, 2012 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,197 of lease financing obligations and $10,295 of capital lease obligations.

Carrols Restaurant Group, Inc.
EBITDA and Adjusted EBITDA GAAP Reconciliation

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
EBITDA and Adjusted EBITDA: (a)
Net loss from continuing operations	$(2,762)	$(6,340)	$(11,457)	$(10,022)
Benefit for income taxes	(1,737)	(2,412)	(8,720)	(4,587)
Interest expense	4,708	4,492	14,130	8,053
Depreciation and amortization	8,536	7,695	24,990	18,537
EBITDA	8,745	3,435	18,943	11,981
Impairment and other lease charges	1,079	125	3,907	252
Acquisition and integration costs	—	3,400	—	4,647
EEOC litigation and settlement costs	—	1,938	85	2,707
Stock compensation expense	302	309	899	588
Loss on extinguishment of debt	—	—	—	1,509
Adjusted EBITDA	$10,126	$9,207	$23,834	$21,684

(a)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA represents net loss from continuing operations, before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, EEOC litigation and settlement costs, stock compensation expense and loss on extinguishment of debt. Management excludes these items from EBITDA when evaluating the Company's operating performance and believes that Adjusted EBITDA provides a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Management believes that EBITDA and Adjusted EBITDA, when viewed with the Company's results of operations calculated in accordance with GAAP and the accompanying reconciliation in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The table above provides a reconciliation between net loss from continuing operations and EBITDA and Adjusted EBITDA.